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                                                                  Exhibit 20.1




                             [DAYTON SUPERIOR LOGO]




                                                           FOR IMMEDIATE RELEASE

FOR FURTHER INFORMATION CONTACT:                     DAYTON SUPERIOR CORPORATION
JOHN A. CICCARELLI                                   721 RICHARD STREET
PRESIDENT & CEO                                      MIAMISBURG, OH 45342
PHONE: 937 866-0711, EXT. 400
FAX:   937 866-9448

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                          DAYTON SUPERIOR CORPORATION
                         COMMENTS ON SYMONS ACQUISITION

     Miamisburg, Ohio -- December 15, 1997. John A. Ciccarelli, President and Chief Executive Officer of Dayton Superior (NYSE:DSD) today announced:
"Integration of the recently acquired Symons Corporation - which nearly doubled our sales volume - is proceeding in line with our expectations. Investors should note, however, that Symons' business is subject to somewhat greater seasonal variation than Dayton's established core businesses. While we are comfortable with the IBES estimates of $.07 per share for our fourth quarter of 1997, of $1.17 per share for all of 1997 and of $1.45 per share for all of 1998, we think the IBES estimate of $.01 per share for the first quarter of 1998 is high. Symons rarely earns money in the seasonally depressed January to March period and, therefore, incremental interest and amortization charges as well as planned integration expenses will negatively impact the quarter's earnings. We estimate that the incremental costs generated by this acquisition will be approximately $.30 per share in the first quarter of 1998. We believe that Symons will add to Dayton's 1998 earnings beginning with the second quarter."

     Dayton Superior is the largest North American manufacturer and distributor of metal accessories used in concrete and masonry construction. The company's products are used primarily in two segments of the construction industry: non-residential buildings and infrastructure construction projects.

     Symons is a leading North American manufacturer of prefabricated concrete forming equipment. In addition, Symons Corporation also manufactures a broad line of concrete accessories and hardware.

                                     # # #

     The Press Release contains certain "forward looking statements" (as defined in the Private Securities Litigation Reform Act of 1995) involving substantial risks and uncertainties, including, without limitation, the risks set forth in Registration Statement No. 333-37875, general economic conditions affecting the construction industry.